MANNING ELLIOTT LLP

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November 12, 2010

To:

British Columbia Securities Commission

Dear Sirs/Mesdames:

Re:

Notice of Change of Auditors – Salamon Group, Inc.

We have read the statements made by Salamon Group, Inc. included in Item 4.01, “Changes in Registrant’s Certifying Accountant” in the Company’s Form 8-K dated November 12, 2010 (the “Notice of Change”). We understand that the Notice of Change will be filed on SEDAR pursuant to Section 4.11 of National Instrument 51-102.

We agree with the statements in the Notice of Change.

Yours truly,

MANNING ELLIOTT LLP

/s/ Manning Elliott LLP